Exhibit 5.2

April 25, 2018

Crane Co.
100 First Stamford Place
Stamford, Connecticut 06902
Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed contemporaneously herewith (“Post-Effective Amendment No. 1”) under the Securities Act of 1933, as amended, by Crane Co. (the “Registrant”) relating to shares of common stock, par value $1.00 per share (“Common Stock”), of the Registrant to be issued from time to time under the Crane Co. 2013 Stock Incentive Plan (the “Prior Plan”) or the Crane Co. 2018 Stock Incentive Plan (the “2018 Plan”).

On April 23, 2018 (the “Effective Date”), the shareholders of the Registrant approved the 2018 Plan. The total number of shares of Common Stock that may be granted under the 2018 Plan includes, in addition to 3,322,116 shares of Common Stock the offering and sale of which is being registered substantially concurrently pursuant to a separate Registration Statement on Form S-8, (i) 3,177,884 shares of Common Stock that were authorized and approved for issuance but not subject to awards granted under the Prior Plan as of the Effective Date; (ii) shares of Common Stock surrendered at any time after April 23, 2018 to satisfy tax withholding requirements in connection with Full Value Awards (as defined in the 2018 Plan) (each a “Full Value Award”) granted under the Prior Plan (3.85 shares of Common Stock shall be issuable under the 2018 Plan for every one share of Common Stock that is surrendered to satisfy such tax withholding requirements); and (iii) shares of Common Stock that were subject to certain outstanding awards under the Prior Plan on the Effective Date that may expire, or be terminated, surrendered or forfeited, in whole or in part, for any reason without issuance of such shares (collectively, the “Rollover Shares”).  With respect to outstanding awards under the Prior Plan that expire, or are terminated, surrendered or forfeited, in whole or in part, for any reason, (i) for any such award that is a stock option, one share of Common Stock shall be issuable under the 2018 Plan for every one such stock option; and (ii) for any Full Value Award, 3.85 shares of Common Stock shall be issuable under the 2018 Plan for every one such Full Value Award.

The undersigned has examined the originals, certified copies or copies otherwise identified to his satisfaction as being true copies of the Prior Plan and the 2018 Plan and such other documents as he has deemed necessary or appropriate for purposes of this opinion.  Based on the foregoing, the undersigned is of the opinion that the Rollover Shares issuable under the 2018 Plan, when issued under the terms of the 2018 Plan, will be legally and validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the law of the State of Delaware and federal law of the United States.  The foregoing opinions are rendered as of the date of this letter.  The undersigned assumes no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.  This opinion letter is being provided solely in connection with Post-Effective Amendment No. 1 and may not be relied upon by you or any other person in any other connection or for any other purpose.

The undersigned is the Vice President, General Counsel and Secretary of the Registrant and, as of April 24, 2018, beneficially owned 5,615 shares of the Registrant’s Common Stock and held vested options to purchase 18,679 shares of the Registrant’s Common Stock.  The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Anthony M. D’Iorio Anthony M. D'Iorio